Exhibit 99.1

AT THE COMPANY:

Kenneth Boerger

VP/Treasurer

(419) 325-2279

FOR IMMEDIATE RELEASE

THURSDAY, JULY 28, 2011

LIBBEY INC. ANNOUNCES SECOND QUARTER 2011 RESULTS

•	Second Quarter Net Sales of $214.0 Million, an Increase of 5.4 Percent Compared to $203.0 Million in the Prior-Year Quarter

•	Glass Operations Sales Increase 7.6 Percent

•	Sale of Traex for $12.8 Million Completed in April 2011, Resulting in a Gain of $3.3 Million

•	Income From Operations of $24.7 Million in the Second Quarter of 2011 Compared to Income From Operations of $23.2 Million in the Prior-Year Quarter

•	Net Income of $0.74 Per Diluted Share in the Second Quarter of 2011 Compared to $0.47 Per Diluted Share in the Prior-Year Quarter

TOLEDO, OHIO, JULY 28, 2011—Libbey Inc. (NYSE Amex: LBY) announced today that sales for the second quarter of 2011 were $214.0 million, compared to $203.0 million in the second quarter of 2010, an improvement of 5.4 percent. Libbey reported net income of $15.4 million, or $0.74 per diluted share, for the second quarter ended June 30, 2011, compared to net income of $9.6 million, or $0.47 per diluted share, in the prior-year quarter. Excluding special items of $4.9 million in income in the second quarter of 2011 and $1.9 million in expense in the second quarter of 2010, Libbey had net income of $10.5 million (see Table 1) and diluted earnings per share of $0.50 during the second quarter of 2011, compared to net income of $11.5 million and diluted earnings per share of $0.56 for the second quarter of 2010. The special items during the second quarter of 2011 included a $3.3 million gain on the sale of Traex. The special items in the second quarter of 2010 included a write-down of certain after-processing equipment within the Company’s Glass Operations segment.

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Second Quarter Results

For the quarter-ended June 30, 2011, net sales increased 5.4 percent to $214.0 million, compared to $203.0 million in the year-ago quarter. Sales in the Glass Operations segment were $194.5 million, an increase of 7.6 percent (3.6 percent excluding the impact of currency on sales), compared to $180.8 million in the second quarter of 2010 (see Table 5). Primary contributors to the increased sales were a 58.5 percent increase in sales within our China sales region (51.0 percent excluding currency impact), a 28.6 percent increase in sales within our European sales region (13.9 percent excluding the impact of currency), and a 10.6 percent increase in sales within our International sales region (7.5 percent excluding currency impact) compared to the prior-year quarter. Sales within our Mexico sales region increased 5.5 percent (excluding the currency impact net sales were flat.) Sales to U.S. and Canadian foodservice glassware customers increased 1.3 percent, as shipments to foodservice customers were strong in May and June following a weak April. Sales to U.S. and Canadian retail customers decreased 3.8 percent during the second quarter of 2011, compared to an extremely strong second quarter of 2010 when retail sales grew 13.5 percent. Sales in the Other Operations segment were $19.7 million, compared to $22.4 million in the prior-year quarter. As a result of the sale of Traex in late April, sales of Traex products were lower by $3.1 million versus the prior year, accounting for more than the total $2.7 million decrease in sales for Other Operations. In addition, sales to World Tableware customers decreased 2.7 percent during the quarter while sales to Syracuse China customers increased 16.8 percent.

The Company reported income from operations of $24.7 million during the quarter, compared to income from operations of $23.2 million in the year-ago quarter. Income from operations, excluding special items (see Table 1), was $24.3 million in the second quarter of 2011, compared to $25.1 million during the second quarter of 2010. Lost production in Mexico due to a short-term raw material issue, combined with lost production in Holland due to minor flooding, negatively impacted income from operations excluding special items during the second quarter by approximately $1.0 million. Both situations have been resolved.

Libbey reported earnings before interest and taxes (EBIT) of $27.8 million, compared to EBIT of $24.8 million in the year-ago quarter. The improved EBIT was primarily a result of the $3.3 million gain on the sale of Traex discussed above. EBIT, excluding special items (see Table 1), was $23.8 million in the second quarter of 2011, compared to $26.7 million during the second quarter of 2010. Segment EBIT (see Table 5) was $30.0 million for Glass Operations, compared to segment EBIT of $31.2 million in the year-ago quarter. A reduction of $2.1 million in other income (excluding special items) was primarily the translation impact of Libbey Mexico’s net peso-denominated liability position. Other Operations reported segment EBIT for the second quarter of 2011 of $3.8 million, compared to $4.8 million in the year-ago quarter.

Libbey reported that Adjusted EBITDA (see Table 3) was $34.8 million in the second quarter of 2011, compared to $37.3 million (an all-time record) in the second quarter of 2010. The second quarter of 2010 included EBITDA related to Traex of $0.8 million, compared to only $0.2 million for the month of April in 2011.

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Interest expense decreased by $1.0 million to $10.8 million, compared to $11.8 million in the year-ago period, as a result of the impact of the $40 million debt repayment completed in March 2011.

The effective tax rate decreased to 9.3 percent for the quarter-ended June 30, 2011, compared to 26.7 percent for the quarter-ended June 30, 2010. The effective tax rate was influenced by valuation allowances and changes in the mix of earnings with differing statutory rates.

Libbey reported net income of $15.4 million, or $0.74 per diluted share, for the second quarter ended June 30, 2011, compared to net income of $9.6 million, or $0.47 per diluted share, in the prior-year quarter. Excluding special items of $4.9 million in income in the second quarter of 2011 and $1.9 million in expense in the second quarter of 2010, Libbey had net income of $10.5 million (see Table 1) and diluted earnings per share of $0.50 during the second quarter of 2011, compared to net income of $11.5 million and diluted earnings per share of $0.56 for the second quarter of 2010. The special items during the second quarter of 2011 included, among other items, a $3.3 million gain on the sale of Traex. The special items in the second quarter of 2010 included a write-down of certain after-processing equipment within the Company’s Glass Operations segment.

Six-Month Results

For the six months ended June 30, 2011, sales increased 4.8 percent to $395.0 million, compared to $376.9 million in the first half of 2010. Excluding the impact of currency, sales increased 2.6 percent. Sales in the Glass Operations segment were $356.5 million, an increase of 6.1 percent (3.7 percent excluding the impact of currency on sales), compared to $336.0 million in the first six months of 2010 (see Table 5). Primary contributors to the increased sales were a 69.3 percent increase in sales within our China sales region (62.3 percent excluding currency impact), a 14.4 percent increase in sales within our European sales region (7.8 percent excluding the impact of currency), and a 17.9 percent increase in sales within our International sales region (15.9 percent excluding currency impact) compared to the prior-year first six months. Sales within our Mexico region were flat (excluding the currency impact sales decreased 4.7 percent.) Sales to U.S. and Canadian foodservice glassware customers increased 1.1 percent. Sales to U.S. and Canadian retail customers also increased 1.1 percent during the first half of 2011, compared to the first half of 2010. Sales to U.S. and Canadian business to business customers increased 7.7 percent during the first six months of 2011, compared to the first six months of 2010. Sales in the Other Operations segment were $38.9 million, compared to $41.3 million in the prior-year, reflecting the late April disposition of Traex. Sales of Syracuse China products increased 5.9 percent and sales to World Tableware customers increased 1.5 percent. Sales of Traex products were lower by $3.3 million versus the prior year, as the result of the sale in late April, and accounted for more than the total $2.4 million decrease in sales for Other Operations.

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The Company reported income from operations of $35.4 million during the first six months of 2011, compared to income from operations of $34.0 million in the year-ago period. Adjusted income from operations was $35.0 million for the first half of 2011, compared to $36.1 million in 2010 (see Table 2). Factors contributing to the slight decrease in adjusted income from operations were higher sales, which were more than offset by the impact of lost production in Libbey Mexico and Libbey Holland during the second quarter and increased selling, general and administrative expenses.

EBIT was $38.7 million in the first six months of 2011, compared to $91.7 million in the first six months of 2010. Adjusted EBIT for the first six months of 2011, as detailed in Table 2, was $34.1 million, compared to Adjusted EBIT of $37.1 million in the first six months of 2010. Segment EBIT for the Glass Operations segment was $47.4 million during the first half of 2011, compared to segment EBIT of $46.6 million in the first six months of 2010. The increase is the result of increased sales partially offset by the negative translation impact of the net peso-denominated liability in Mexico. The Other Operations segment reported EBIT for the first half of 2011 of $6.6 million, compared to $8.2 million in the year-ago period, with the decrease being the result of higher costs and the sale of Traex in April 2011.

The special items in the first six months of 2010 included a gain of $70.2 million, which represented the difference between the carrying value and the face value of the Payment in Kind (PIK) notes that were redeemed in February 2010. This gain was partially offset by the write-off of $13.4 million of unamortized fees and discounts on the refinanced floating rate senior notes and Asset Backed Loan (ABL) credit facility and call premium payments.

Libbey reported that Adjusted EBITDA, as detailed in Table 3, was $56.0 million in the first six months of 2011, compared to Adjusted EBITDA of $58.1 million in the year-ago six-month period.

Interest expense increased by $1.0 million in the first six months of 2011 to $22.4 million, compared to $21.4 million in the year-ago period. The increase in interest expense was primarily attributable to the fact that a portion of the Company’s debt carried a low effective interest rate in January 2010, prior to the debt refinancing completed in February 2010. Lower debt levels in 2011 partially offset the change in interest rates.

The effective tax rate was 11.6 percent for the first six months of 2011, compared to 7.5 percent for the first six months of 2010. The effective tax rate was influenced by valuation allowances and changes in the mix of earnings with differing statutory rates.

Libbey reported net income of $14.4 million for the first six months of 2011, or $0.69 per diluted share, compared to net income of $65.0 million, or $3.21 per diluted share, in the first half of 2010. Excluding special items of $4.6 million, Libbey had net income of $9.8 million (see Table 2) and diluted earnings per share of $0.47 for the first half of 2011, compared to net income of $10.4 million, or diluted earnings per share of $0.52 in the first half of 2010. The significant special items in the first six months of 2011

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included the $3.3 million gain on the sale of the Traex business and a $3.4 million gain on the sale of land at Royal Leerdam. The special items in the first six months of 2010 included a gain of $70.2 million, which represented the difference between the carrying value and the face value of the PIK notes that were redeemed in February 2010. This gain was partially offset by the write-off of $13.4 million of unamortized fees and discounts on the refinanced floating rate senior notes and ABL credit facility and call premium payments. Also included was a write-down of certain after-processing equipment within the Company’s Glass Operations segment.

Working Capital and Liquidity

As of June 30, 2011, working capital, defined as inventories and accounts receivable less accounts payable, was $204.3 million, compared to $193.5 million at June 30, 2010. Excluding the $10.4 million currency impact, the year-over-year change in working capital was $0.4 million. Working capital as a percentage of net sales was 25.2 percent at June 30, 2011, compared to 25.1 percent at June 30, 2010.

Adjusted free cash flow, as detailed in the attached Table 4, was $33.5 million for the second quarter of 2011, compared to $30.9 million in the second quarter of 2010. Adjusted free cash flow was $6.5 million in the first half of 2011, compared to $10.0 million in the first six months of 2010, after adjusting for the payment of interest on the PIK notes.

Libbey reported that it had available capacity of $69.3 million under its ABL credit facility as of June 30, 2011, with $2.2 million in loans currently outstanding. The Company also had cash on hand of $44.3 million at June 30, 2011.

Solid Improvement in Glass Operations Segment

John F. Meier, chairman and chief executive officer said, “We were pleased with the solid sales improvements we saw in the Glass Operations segment in the second quarter. Sales in China and Europe were particularly strong, and we were encouraged by the improved performance of the U.S. foodservice business in May and June. Adjusted EBITDA results were also solid, considering we had an all-time record Adjusted EBITDA in the second quarter of 2010, and the second quarter of 2011 only included one month of results from Traex.”

Webcast Information

Libbey will hold a conference call for investors on Thursday, July 28, 2011, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.

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This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 14, 2011. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass

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stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2010, Libbey Inc.’s net sales totaled $799.8 million.

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LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per-share amounts)

(unaudited)

	Three Months Ended June 30,
	2011	2010
Net sales	$214,013	$203,036
Freight billed to customers	838	420

Total revenues	214,851	203,456
Cost of sales (1)	165,015	155,425

Gross profit	49,836	48,031
Selling, general and administrative expenses (1)	25,224	24,719
Special charges (1)	(100)	156

Income from operations	24,712	23,156
Other income (1)	3,064	1,656

Earnings before interest and income taxes	27,776	24,812
Interest expense	10,787	11,768

Income before income taxes	16,989	13,044
Provision for income taxes (1)	1,583	3,477

Net income	$15,406	$9,567

Net income per share:
Basic	$0.77	$0.59

Diluted	$0.74	$0.47

Weighted average shares:
Outstanding	20,099	16,352

Diluted	20,861	20,441

(1)	Refer to Table 1 for Special Items detail.

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per-share amounts)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Net sales	$395,028	$376,940
Freight billed to customers	1,249	854

Total revenues	396,277	377,794
Cost of sales (1)	310,295	295,886

Gross profit	85,982	81,908
Selling, general and administrative expenses (1)	50,626	47,543
Special charges (1)	(49)	388

Income from operations	35,405	33,977
(Loss) gain on redemption of debt (1)	(2,803)	56,792
Other income (1)	6,070	893

Earnings before interest and income taxes	38,672	91,662
Interest expense	22,370	21,388

Income before income taxes	16,302	70,274
Provision for income taxes	1,897	5,297

Net income	$14,405	$64,977

Net income per share:
Basic	$0.72	$3.98

Diluted	$0.69	$3.21

Weighted average shares:
Outstanding	20,027	16,308

Diluted	20,812	20,245

(1)	Refer to Table 2 for Special Items detail.

LIBBEY INC.

(Dollars in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Cash & cash equivalents	$44,309	$76,258
Accounts receivable—net	97,687	92,101
Inventories—net	168,197	148,146
Other current assets	13,548	6,437

Total current assets	323,741	322,942

Pension asset	14,738	12,767

Goodwill and purchased intangibles—net	188,801	192,474

Property, plant and equipment—net	269,097	270,397

Other assets	18,874	20,391

Total assets	$815,251	$818,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$61,612	$59,095
Accrued liabilities	88,309	83,298
Pension liability (current portion)	6,132	2,330
Nonpension postretirement benefits (current portion)	5,017	5,017
Other current liabilities	2,422	7,281
Long-term debt due within one year	3,393	3,142

Total current liabilities	166,885	160,163

Long-term debt	409,109	443,983
Pension liability	105,800	115,521
Nonpension postretirement benefits	67,910	67,737
Other liabilities	17,693	20,301

Total liabilities	767,397	807,705

Common stock, treasury stock, capital in excess of par value and warrants	302,724	300,889
Retained deficit	(164,272)	(178,677)
Accumulated other comprehensive loss	(90,598)	(110,946)

Total shareholders’ equity	47,854	11,266

Total liabilities and shareholders’ equity	$815,251	$818,971

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in thousands)

(unaudited)

	Three Months Ended June 30,
	2011	2010
Operating activities:
Net income	$15,406	$9,567
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,027	10,568
(Gain) loss on asset sales	(3,436)	185
Change in accounts receivable	(4,216)	(7,096)
Change in inventories	(4,331)	(3,896)
Change in accounts payable	1,339	5,190
Accrued interest and amortization of discounts, warrants and finance fees	9,479	10,585
Pension & nonpension postretirement	(507)	(134)
Restructuring	(421)	2,827
Accrued liabilities & prepaid expenses	9,476	6,843
Income taxes	(5,443)	3,405
Share-based compensation expense	1,140	1,385
Other operating activities	401	(1,317)

Net cash provided by operating activities	29,914	38,112

Investing activities:
Additions to property, plant and equipment	(9,892)	(7,231)
Net proceeds from sale of Traex	12,842	—
Proceeds from asset sales and other	597	—

Net cash provided by (used in) investing activities	3,547	(7,231)

Financing activities:
Net (repayments) on ABL credit facility	(2,245)	—
Other repayments	(49)	(632)
Stock options exercised	3	8
Debt issuance costs and other	(327)	(1,463)

Net cash used in financing activities	(2,618)	(2,087)
Effect of exchange rate fluctuations on cash	354	(648)

Increase in cash	31,197	28,146
Cash at beginning of period	13,112	18,027

Cash at end of period	$44,309	$46,173

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$14,405	$64,977
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,908	20,954
(Gain) loss on asset sales	(6,796)	265
Change in accounts receivable	(4,802)	(13,612)
Change in inventories	(19,072)	(14,800)
Change in accounts payable	672	788
Accrued interest and amortization of discounts, warrants and finance fees	826	15,791
Gain on redemption of New PIK Notes	—	(70,193)
Payment of interest on New PIK Notes	—	(29,400)
Call premium on senior notes and floating rate notes	1,203	8,415
Write-off of financing fees & discounts on senior notes, old ABL & floating rate notes	1,600	4,986
Pension & nonpension postretirement	2,944	2,871
Restructuring	(566)	2,396
Accrued liabilities & prepaid expenses	1,209	(2,464)
Income taxes	(9,746)	(239)
Share-based compensation expense	1,967	1,831
Other operating activities	1,082	(619)

Net cash provided by (used in) operating activities	6,834	(8,053)

Investing activities:
Additions to property, plant and equipment	(18,398)	(11,379)
Net proceeds from sale of Traex	12,842	—
Call premium on senior notes and floating rate notes	(1,203)	(8,415)
Proceeds from asset sales and other	5,199	—

Net cash used in investing activities	(1,560)	(19,794)

Financing activities:
Net borrowings on ABL credit facility	2,105	—
Other repayments	(97)	(91)
Other borrowings	—	215
Floating rate note payments	—	(306,000)
Senior note payments	(40,000)	—
PIK Note payment	—	(51,031)
Proceeds from senior secured notes	—	392,328
Stock options exercised	478	8
Debt issuance costs and other	(443)	(15,496)

Net cash (used in) provided by financing activities	(37,957)	19,933
Effect of exchange rate fluctuations on cash	734	(1,002)

Decrease in cash	(31,949)	(8,916)
Cash at beginning of period	76,258	55,089

Cash at end of period	$44,309	$46,173

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4 and 5 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1

Reconciliation of “As Reported” Results to “As Adjusted” Results—Quarter

(Dollars in thousands, except per-share amounts)

(unaudited)

	Three Months Ended June 30,
	2011			2010
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$214,013	$—	$214,013	$203,036	$—	$203,036
Freight billed to customers	838	—	838	420	—	420

Total revenues	214,851	—	214,851	203,456	—	203,456
Cost of sales	165,015	43	164,972	155,425	1,742	153,683

Gross profit	49,836	(43)	49,879	48,031	(1,742)	49,773
Selling, general and administrative expenses	25,224	(385)	25,609	24,719	—	24,719
Special charges	(100)	(100)	—	156	156	—

Income from operations	24,712	442	24,270	23,156	(1,898)	25,054
Other income (expense)	3,064	3,537	(473)	1,656	—	1,656

Earnings before interest and income taxes	27,776	3,979	23,797	24,812	(1,898)	26,710
Interest expense	10,787	—	10,787	11,768	—	11,768

Income before income taxes	16,989	3,979	13,010	13,044	(1,898)	14,942
Provision for income taxes	1,583	(922)	2,505	3,477	—	3,477

Net income	$15,406	$4,901	$10,505	$9,567	$(1,898)	$11,465

Net income per share:
Basic	$0.77	$0.24	$0.52	$0.59	$(0.12)	$0.70

Diluted	$0.74	$0.23	$0.50	$0.47	$(0.09)	$0.56

Weighted average shares:
Outstanding	20,099			16,352

Diluted	20,861			20,441

	Three Months Ended June 30, 2011					Three Months Ended June 30, 2010
Special Items Detail-(income) expense:	Sale of Land (1)	Restructuring Charges (2)	Sale of Traex (3)	Other (4)	Total Special Items	Restructuring Charges (2)	Other (5)	Total Special Items
Cost of sales	$—	$43	$—	$—	$43	$—	$1,742	$1,742
SG&A	—	—	—	(385)	(385)	—	—	—
Special charges	—	(100)	—	—	(100)	156	—	156
Other (income) expense	—	—	(3,321)	(216)	(3,537)	—	—	—
Income taxes	(922)	—	—	—	(922)	—	—	—

Total Special Items	$(922)	$(57)	$(3,321)	$(601)	$(4,901)	$156	$1,742	$1,898

(1) Tax effect on the gain on the sale of land at our Royal Leerdam facility.

(2) Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport manufacturing facility.

(3) Gain on the sale of Traex in April, 2011.

(4) SG&A includes CEO transition expenses of $420, net of an equipment credit of $805.

(5) Includes a write down of certain after-processing equipment within our Glass Operations segment and other items.

Table 2

Reconciliation of “As Reported” Results to “As Adjusted” Results—Six Months

(Dollars in thousands, except per-share amounts)

(unaudited)

	Six Months Ended June 30,
	2011			2010
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$395,028	$—	$395,028	$376,940	$—	$376,940
Freight billed to customers	1,249	—	1,249	854	—	854

Total revenues	396,277	—	396,277	377,794	—	377,794
Cost of sales	310,295	43	310,252	295,886	1,742	294,144

Gross profit	85,982	(43)	86,025	81,908	(1,742)	83,650
Selling, general and administrative expenses	50,626	(385)	51,011	47,543	—	47,543
Special charges	(49)	(49)	—	388	388	—

Income from operations	35,405	391	35,014	33,977	(2,130)	36,107
(Loss) gain on redemption of debt	(2,803)	(2,803)	—	56,792	56,792	—
Other income (expense)	6,070	6,982	(912)	893	(130)	1,023

Earnings before interest and income taxes	38,672	4,570	34,102	91,662	54,532	37,130
Interest expense	22,370	—	22,370	21,388	—	21,388

Income before income taxes	16,302	4,570	11,732	70,274	54,532	15,742
Provision for income taxes	1,897	—	1,897	5,297	—	5,297

Net income	$14,405	$4,570	$9,835	$64,977	$54,532	$10,445

Net income per share:
Basic	$0.72	$0.23	$0.49	$3.98	$3.34	$0.64

Diluted	$0.69	$0.22	$0.47	$3.21	$2.69	$0.52

Weighted average shares:
Outstanding	20,027			16,308

Diluted	20,812			20,245

	Six Months Ended June 30, 2011						Six Months Ended June 30, 2010
Special Items Detail (income) expense:	Sale of Land (1)	Restructuring Charges (2)	Finance Fees (3)	Sale of Traex (4)	Other (5)	Total Special Items	Gain on PIK Notes (6)	Restructuring Charges (2)	Finance Fees (3)	Other (7)	Total Special Items
Cost of sales	$—	$43	$—	$—	$—	$43	$—	$—	$—	$1,742	$1,742
SG&A	—	—	—	—	(385)	(385)	—	—	—	—	—
Special charges	—	(49)	—	—	—	(49)	—	388	—	—	388
Loss (gain) on redemption of debt	—	—	2,803	—	—	2,803	(70,193)	—	13,401	—	(56,792)
Other (income) expense	(3,445)	—	—	(3,321)	(216)	(6,982)	—	130	—	—	130

Total Special Items	$(3,445)	$(6)	$2,803	$(3,321)	$(601)	$(4,570)	$(70,193)	$518	$13,401	$1,742	$(54,532)

(1) Net gain on the sale of land at our Royal Leerdam facility.

(2) Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport manufacturing facility.

(3) Finance fees include the write-off of unamortized finance fees and discounts and call premium payments on the $40.0 million senior notes redeemed in March 2011 and floating rate senior notes refinanced in February 2010 and unamortized finance fees on the refinanced credit facility in February 2010.

(4) Gain on the sale of Traex in April, 2011.

(5) SG&A includes CEO transition expenses of $420, net of an equipment credit of $805.

(6) Gain on PIK Notes is the difference between the carrying value and the face value of the PIK Notes when we redeemed them in February 2010.

(7) Includes a write down of certain after-processing equipment within our Glass Operations segment and other items.

Table 3

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (EBITDA) and Adjusted EBITDA

(Dollars in thousands)

	Three Months Ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Reported net income	$15,406	$9,567	$14,405	$64,977

Add:
Interest expense	10,787	11,768	22,370	21,388
Provision for income taxes	1,583	3,477	1,897	5,297
Depreciation and amortization	11,027	10,568	21,908	20,954

EBITDA	38,803	35,380	60,580	112,616

Add: Special items before interest and taxes	(3,979)	1,898	(4,570)	(54,532)

Adjusted EBITDA	$34,824	$37,278	$56,010	$58,084

Table 4

Reconciliation of Net Cash provided by (used in)

Operating Activities to Free Cash Flow

(Dollars in thousands)

	Three Months Ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$29,914	$38,112	$6,834	$(8,053)
Capital expenditures	(9,892)	(7,231)	(18,398)	(11,379)
Net proceeds from sale of Traex	12,842	—	12,842	—
Proceeds from asset sales and other	597	—	5,199	—
Payment of interest on New PIK Notes	—	—	—	29,400

Free Cash Flow	$33,461	$30,881	$6,477	$9,968

Table 5

Summary Business Segment Information

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net Sales:
Glass Operations (1)	$194,487	$180,815	$356,540	$335,959
Other Operations (2)	19,690	22,376	38,851	41,250
Eliminations	(164)	(155)	(363)	(269)

Consolidated	$214,013	$203,036	$395,028	$376,940

Segment Earnings before Interest & Taxes (Segment EBIT) (3):
Glass Operations (1)	$29,973	$31,188	$47,364	$46,614
Other Operations (2)	3,762	4,754	6,641	8,239

Segment EBIT	$33,735	$35,942	$54,005	$54,853

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$33,735	$35,942	$54,005	$54,853
Retained corporate costs (4)	(9,938)	(9,232)	(19,903)	(17,723)

Consolidated Adjusted EBIT	23,797	26,710	34,102	37,130

Gain on sale of Traex	3,321	—	3,321	—
Gain on sale of land	—	—	3,445	—
(Loss) gain on redemption of debt	—	—	(2,803)	56,792
Restructuring and other charges	1,078	(2,843)	1,027	(3,205)
Other special income (charges)	(420)	945	(420)	945

Special Items before interest and taxes	3,979	(1,898)	4,570	54,532

Interest expense	(10,787)	(11,768)	(22,370)	(21,388)
Income taxes	(1,583)	(3,477)	(1,897)	(5,297)

Net income	$15,406	$9,567	$14,405	$64,977

Depreciation & Amortization:
Glass Operations (1)	$10,531	$10,025	$20,780	$19,869
Other Operations (2)	54	184	246	371
Corporate	442	359	882	714

Consolidated	$11,027	$10,568	$21,908	$20,954

Notes:

(1) Glass Operations—includes worldwide sales of glass tableware from domestic and international subsidiaries.

(2) Other Operations—includes worldwide sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.

(3) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations, as well as, certain retained corporate costs.

(4) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.